Exhibit 99.1

FOR IMMEDIATE RELEASE
Press Contact:
Jeff Norman
Extra Space Storage
801-365-1759
info@extraspace.com

Extra Space Storage Announces Executive Leadership Transition

Spencer Kirk to Retire as Chief Executive Officer, to be Succeeded by Joe

Margolis Effective January 1, 2017

SALT LAKE CITY – September 12, 2016 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR), a leading owner and operator of self-storage facilities in the United States, announced today that Spencer F. Kirk will retire as the Company’s Chief Executive Officer effective December 31, 2016. Mr. Kirk will continue to serve on the Company’s board of directors, while devoting significant attention to his non-profit foundation, Kirk Humanitarian. The board of directors has selected Joseph (Joe) D. Margolis to succeed Mr. Kirk as the Company’s Chief Executive Officer, effective January 1, 2017.

Mr. Margolis, the Company’s Chief Investment Officer since July 2015, had been a member of the Company’s board of directors from February 2005 to July 2015 and served on its Audit Committee and Compensation, Nominating and Governance Committee. Prior to joining Extra Space Storage as Chief Investment Officer, Mr. Margolis served as Senior Managing Director and Partner at Penzance Properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds from 2004 through 2011. Before forming Arsenal, Mr. Margolis held senior positions at Prudential Real Estate Investors from 1992 to 2004 in portfolio management, capital markets and as General Counsel. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law.

Ken Woolley, founder and Executive Chairman shared, “We heartily welcome Joe as Chief Executive Officer. He has been intimately involved with Extra Space Storage since 1998. We are confident that Joe brings the right balance of real estate expertise and leadership skills to take Extra Space through its next phase of growth. We have a deep and experienced management team and a formidable platform to continue to execute our proven business plan and deliver outstanding shareholder results.”

Mr. Woolley continued, “The board would like to thank Spencer for his contribution to Extra Space. He has been a phenomenal leader, and he will continue to influence our strategic direction for years to come. We are pleased to have him continue to advise Extra Space as a member of the board.”

Mr. Kirk said, “I am grateful to have worked with a dedicated team and we should all be proud of what we are building together. Having worked with Joe for nearly two decades, I am confident that we share a common vision for the continued growth of Extra Space. The strength and dedication of our deep executive bench ensures that Extra Space will remain on a successful path, and I look forward to supporting a seamless transition with Joe and the team.”

“It is both an honor and great responsibility to be appointed Chief Executive Officer of Extra Space Storage,” said Mr. Margolis. “I have worked closely with Spencer, the board and the Extra Space team for more than eighteen years, and I have a deep respect and admiration for the strategic focus, track record and unique culture that has been built. Spencer is an exemplary CEO and I am confident that together we can make this a smooth transition. I look forward to leading a team that will continue the Extra Space legacy of consistently delivering a great product to our customers, providing an enriching workplace for our fellow team members, and striving to execute on our strategy to enhance shareholder value over the long term.”

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust. As of June 30, 2016, the Company owned and/or operated 1,412 self-storage properties in 37 states, Washington, D.C. and Puerto Rico. The Company’s properties comprise approximately 945,000 units and approximately 106 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

For more information, please visit www.extraspace.com.